Exhibit 10.83

THE BANK OF NEW YORK MELLON CORPORATION

The Bank of New York Mellon Corporation Long-Term Incentive Plan

FORM OF RESTRICTED STOCK UNIT AGREEMENT

The Bank of New York Mellon Corporation (the “Corporation”) and                     , a key employee (the “Grantee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Restricted Stock Unit Award

1.1 Award. Subject to the terms and conditions set forth in this Restricted Stock Unit Agreement (this “Agreement”) and to the terms of The Bank of New York Mellon Corporation Long-Term Incentive Plan (the “Plan”), the Corporation hereby awards to the Grantee                  restricted stock units (“RSUs”), each representing a share of the Corporation’s common stock, par value $.01 (the “Common Stock”), on                      (the “Grant Date”), subject to adjustment as provided in Article IX of the Plan. Each of the RSUs is denominated as a single share of Common Stock with a value equal to one share of Common Stock. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.2 Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as this Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award.

1.3 Dividend Equivalent Rights; No Voting. During the period prior to vesting, the Grantee will have the right to receive dividend equivalents with respect to the RSUs, payable in cash on the first regularly scheduled applicable payroll date in each of February, May, August and November of each calendar year, corresponding to the amount of any dividend paid by the Corporation for the immediately preceding dividend payment date. In the event that the Grantee receives any additional RSUs as an adjustment with respect to the award, such additional RSUs will be subject to the same restrictions as if granted under this Agreement as of the Grant Date and paid pursuant to Section 4 of this Agreement. During the period prior to vesting, the Grantee shall not be entitled to vote any shares represented by the RSUs. “Corporation,” when used herein with reference to employment of the Grantee, shall include any Affiliate of the Corporation.

SECTION 2: Restrictions on Transfer

2.1 Nontransferable. No RSUs awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such RSUs pursuant to Section 3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any RSUs as to which restrictions on Disposition shall at such time be in effect.

SECTION 3:	Vesting, Performance Requirements, Forfeiture, Termination of Employment and Disability

3.1 Vesting Period, Required Tier 1 Common Capital Ratio and Forfeiture.

(a) Vesting. Subject to Sections 3.1(b), 3.2, 3.3, 3.6 and 5.6 hereof, if the Grantee remains continuously employed by the Corporation through the close of business on the applicable anniversary of the Grant Date, the RSUs shall vest and the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse in accordance with the following schedule:

  1/3 of the RSUs will vest and the restrictions thereon shall lapse on the 1st anniversary of the Grant Date;

  1/3 of the RSUs will vest and the restrictions thereon shall lapse on the 2nd anniversary of the Grant Date; and

  1/3 of the RSUs will vest and the restrictions thereon shall lapse on the 3rd anniversary of the Grant Date;

provided that all fractional RSUs, if any, are rounded up and vest as whole RSUs upon the earlier vesting date(s).

(b) Required Tier 1 Common Capital Ratio. As promptly as practicable following the end of calendar year          , the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “Committee”) shall determine in accordance with the terms of this Agreement whether the Corporation’s Tier 1 Common Capital Ratio (as hereinafter described) at                  was greater than or equal to     % (the “Performance Requirement”). If the Committee determines that the Performance Requirement has not been satisfied, all RSUs shall be forfeited and returned to the Corporation without further action being required of the Corporation. For the purposes of this Agreement, “Tier 1 Common Capital Ratio” shall be as defined by Basel 1. Notwithstanding the provisions of Sections 3.2 or 3.3 below, under no circumstances will the RSUs vest or the restrictions on Disposition set forth in Section 2.1 hereof lapse unless and until the Committee determines that the Performance Requirement has been satisfied.

(c) Forfeiture Upon Termination of Employment. Subject to Sections 3.2 and 3.3 of this Agreement, upon the effective date of a termination of the Grantee’s employment with the Corporation occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1, all RSUs then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation except in situations where vesting would have occurred but for (i) a delay pursuant to Section 3.4 below; or (ii) the fact that a determination has not yet been made as to whether the Performance Requirement has been satisfied or a performance adjustment pursuant to Section 3.6 below is required, in which cases the restrictions on Disposition shall lapse in accordance with the terms of this Agreement provided that the Committee determines that the Performance Requirement has been satisfied and the effect, if any, of a performance adjustment. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

(d) Forfeiture Upon Termination of Employment for Cause. Notwithstanding anything to the contrary contained in this Agreement, upon the effective date of a termination of the Grantee’s employment with the Corporation for “Cause,” as defined in Section 3.2(f) below, occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1 or pursuant to Sections 3.2 or 3.3 hereof, all RSUs then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation.

3.2 Specified Terminations of Employment.

(a) Death. If Grantee’s employment with the Corporation is terminated by reason of the Grantee’s death the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse and such RSUs shall vest, subject to adjustment and limitation as set forth in Section 3.6, upon the next scheduled vesting date or, if later, the date the performance adjustment as set forth in Section 3.6 is determined for the calendar year immediately preceding such next scheduled vesting date.

(b) Sale of Business Unit or Subsidiary. Subject to adjustment and limitation as set forth in Section 3.6, if the Grantee’s employment terminates by reason of the Grantee’s termination by the Corporation due to a sale of a business unit or subsidiary of the Corporation by which the Grantee is employed and the Grantee is not otherwise entitled to transition/separation pay from the Corporation, the restriction on Disposition of the RSUs set forth in Section 2.1 shall lapse and the RSUs shall vest upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.6 is determined for the calendar year immediately preceding such next scheduled vesting date.

(c) Age & Service Rule, Termination Providing Transition/Separation Pay. Subject to adjustment and limitation as set forth in Section 3.6, if the Grantee’s employment terminates by reason of (i) a termination on or after the Grantee’s attainment of age 55 but prior to age 60 with ten years of credited employment with the Corporation, (ii) a termination on or after the Grantee’s attainment of age 60, or (iii) a termination providing transition/separation pay from the Corporation, the restriction on Disposition of the RSUs set forth in Section 2.1 shall lapse and the RSUs shall vest on the dates provided in Section 3.1(a), contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof. If Grantee fails to comply with such covenants, the RSUs shall immediately be forfeited.

(d) Other Age & Service Rule. Subject to adjustment and limitation as set forth in Section 3.6, if the Grantee’s employment with the Corporation terminates on or after the Grantee’s attainment of age 55 but prior to age 60 and the Grantee has less than ten years of credited employment with the Corporation, the restrictions on Disposition of the RSUs set forth in Section 2.1 shall lapse and the RSUs shall vest on the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.6 is determined for the calendar year immediately preceding such next scheduled vesting date, contingent upon the Grantee’s compliance with the covenants provided in Section 3.5 hereof, upon a number of RSUs equal to (i) the number of whole and fractional months from the Grant Date through the date upon which the Grantee’s employment is terminated, divided by (ii) 36, with the result multiplied by (iii) the number of RSUs awarded hereunder, with that result reduced by (iv) the number of RSUs awarded hereunder upon which the restrictions on Disposition had already lapsed as of such date of termination. In such case, any fractional RSUs shall be rounded up and any portion of the RSUs awarded hereunder that will not vest pursuant to the pro-rata calculation in the prior sentence shall be forfeited immediately upon the Grantee’s termination of employment. If Grantee fails to comply with such covenants, the RSUs shall immediately be forfeited.

(e) Change in Control. Subject to adjustment and limitation as set forth in Section 3.6, if the Grantee’s employment is terminated by the Corporation without “Cause,” as defined in Section 3.2(f) below, within two years after a Change in Control, as defined in Section 10.1(a) of the Plan, occurring after the Grant Date, the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse and the RSUs shall vest upon the next scheduled vesting date or, if later, the date the performance adjustment set forth in Section 3.6 is determined for the calendar year immediately preceding such next scheduled vesting date.

(f) Cause Definition. Solely for purposes of this Agreement, “Cause” shall mean when the Corporation or any Affiliate determines, in its sole discretion, that:

(i) the Grantee has been convicted of, or has entered into a pretrial diversion or entered a plea of guilty or nolo contendere (plea of no contest) to a crime or offense constituting a felony (or its equivalent under applicable laws outside the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude the Grantee from being employed with a financial institution;

(ii) the Grantee is grossly negligent in the performance of his or her duties or has failed to perform in any material respect the duties of his or her employment, including, without limitation, failure to comply with any lawful directive from the Corporation, other than by reason of incapacity due to disability or from any permitted leave of absence required by law;

(iii) the Grantee has violated the Corporation’s Code of Conduct or any of the policies of the Corporation governing the conduct of the Corporation’s business or his or her employment;

(iv) the Grantee has engaged in any misconduct which has the effect of being materially injurious to the Corporation, including, but not limited to, its reputation;

(v) the Grantee has engaged in an act of fraud or dishonesty, including, but not limited to, taking or failing to take actions intending to result in personal gain; or

(vi) if the Grantee is employed outside the United States and there are circumstances other than the above that warrant the immediate termination of his or her employment without any notice or payment in accordance with the terms of his or her employment agreement.

3.3 Disability. Subject to adjustment and limitation as set forth in Section 3.6, the restrictions on Disposition of the RSUs set forth in Section 2.1 hereof shall lapse and the RSUs shall vest upon the next scheduled vesting date following the first day for which the Grantee receives long-term disability benefits under the Corporation’s long-term disability plan or, if later, the date the performance adjustment set forth in Section 3.6 is determined for the calendar year immediately preceding such next scheduled vesting date.

3.4 Delayed Vesting. Notwithstanding the foregoing provisions of this Section 3, any vesting under this Agreement which would otherwise occur within one year from the Grant Date will be delayed until the one year anniversary of the Grant Date except in the case of vesting that may occur due to death, disability or as may be required by prior written contractual obligation.

3.5 Covenants. Grantee agrees to provide the Corporation with 90 days’ advance written notice of any voluntary termination of Grantee’s employment with the Corporation. In the case of those terminations for which vesting is contingent upon compliance with this section, Grantee agrees that for the period commencing on the effective date of Grantee’s termination of employment until the one-year anniversary thereof (provided that the covenants shall not apply to any vested RSU tranches), Grantee will not directly or indirectly (a) solicit or attempt to solicit or induce, directly or indirectly, (i) any current or prospective client of the Corporation or an Affiliate known to Grantee, to initiate or continue a client relationship with Grantee other than with the Corporation or Affiliate or to terminate or reduce its client relationship with the Corporation or Affiliate, or (ii) any employee of the Corporation or an Affiliate, to terminate such employee’s employment relationship with the Corporation or Affiliate in order to enter into a similar relationship with Grantee, or any other person or any entity, or (b) compete against the Corporation or an Affiliate in any capacity, whether as principal, agent, independent contractor, employee or otherwise, with any financial services industry company located within 1,000 miles of Grantee’s primary location of employment with the Corporation; provided, however, that the ownership of up to 5% of any class of the outstanding securities of any company the securities of which are listed on a national securities exchange (a “Public Company”) (including, for purposes of calculating such percentage, the voting securities owned by persons acting in concert with such person or otherwise constituting a “group” for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934) shall not be deemed a violation hereof provided that Grantee does not have an active role in the management of such Public Company. Grantee agrees to advise any person or entity that seeks to employ Grantee of the terms of these covenants.

3.6 Performance Adjustment. If as of the end of any single calendar year during which any of the RSUs remain unvested (and without regard to the Grantee’s continued employment during such year), either (i) the Corporation’s Return on Tangible Common Equity, is less than %, or (ii) if the Grantee is, or was at any time on or after the Grant Date, directly responsible for a business unit and such business unit incurs a Net Operating Loss for such year, then % of any unvested portion of the RSUs (applied uniformly to all unvested tranches) shall be forfeited and shall terminate. For purposes of this Section, “Return on Tangible Common Equity” shall mean GAAP earnings divided by the annual average tangible common equity, excluding write-offs of intangibles and goodwill, and “Net Operating Loss” shall mean negative operating income, excluding write-offs of intangibles and goodwill. Prior to the determination of the performance adjustment for the calendar year, no unvested portion of the RSUs may vest. Performance adjustments shall be made within 2 1/2 months following the end of the calendar year to which they pertain. Performance adjustments shall be determined in good faith by the Committee, and following a Change in Control or other corporate-type event may include, without limitation, determinations with respect to the performance calculation and the applicable time period for measuring performance, so as to preserve as nearly as practicable the intended effect of this Section.

SECTION 4: Distribution and Settlement

4.1 Time of Distribution. Vested RSUs converted into shares of Common Stock shall be distributed on the vesting date(s) provided herein and in all events no later than two and one-half months following the end of the calendar year in which vesting occurs; provided, however, if Grantee is a “specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended, upon separation from service and such distribution is conditioned upon a separation from service and not compensation Grantee could receive without separating from service, then distribution shall not be made until the first day following the six-month anniversary of the Grantee’s separation from service (or upon earlier death).

4.2 Form of Settlement. The RSUs shall be settled in the form of Common Stock delivered in book-entry form.

SECTION 5: Miscellaneous

5.1 No Right to Employment. Neither the award of RSUs nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without cause.

5.2 Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the RSUs awarded hereunder necessary to achieve compliance with applicable laws, regulations or relevant regulatory requirements or interpretations in effect from time to time (“Applicable Laws”). Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the U.S. Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the delivery of shares in book-entry form or otherwise therefore to comply with any Applicable Laws. For the avoidance of doubt, the Grantee understands and agrees that if any payment or other obligation under or arising from this Agreement, including without limitation dividend equivalent rights, or the Plan is in conflict with or is restricted by any Applicable Laws, then the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance. If the Corporation determines that it is necessary or appropriate for any payments under this Agreement to be delayed in order to avoid additional tax, interest and or penalties under Section 409A of the Internal Revenue Code (the “Code”), then the payments would not be made before the date which is the first day following the six (6) month anniversary of the date of the Grantee’s termination of employment (or upon earlier death). If and to the extent required for purposes of compliance with Section 409A of the Code, (i) the definitions and requirements for Disability and Change in Control contained herein shall be interpreted in a manner compliant with the comparable definitions of Section 409A of the Code and (ii) if and to the extent that any specified payment date included within Section 3.2 or 3.3 hereof may not be applied in conformance with Section 409A of the Code then, subject to the foregoing sentence, payments will be made as provided in Section 4.1 and 3.1(a).

5.3 Plan Governs. This is the Award Agreement referred to in Section 2.3(b) of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan can be found on the Corporation’s equity award website or may be obtained from the Executive Compensation Division of the Corporation’s Human Resources Department. No amount of income received by the Grantee pursuant to the RSUs shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Corporation.

5.4 Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

5.5 Tax Withholding. The Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the RSUs. The Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Committee may prescribe. If the Grantee does not make such request, the Corporation will automatically net unless it has previously requested payment in cash. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.

5.6 Forfeiture and Repayment. If, directly or indirectly:

(a) during the course of the Grantee’s employment with the Corporation, the Grantee engages in conduct or it is discovered that the Grantee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b) during the course of the Grantee’s employment with the Corporation and, unless the Grantee has post-termination obligations or duties owed to the Corporation or its Affiliates pursuant to an individual agreement set forth in subsection (d) below, for one year thereafter, the Grantee engages in solicitation and/or diversion of customers or employees;

(c) during the course of the Grantee’s employment with the Corporation, the Grantee engages in competition with the Corporation or its Affiliates;

(d) following termination of the Grantee’s employment with the Corporation for any reason, with or without cause, the Grantee violates any post-termination obligations or duties owed to the Corporation or its Affiliates or any agreement with the Corporation or its Affiliates, including without limitation, any employment agreement, confidentiality agreement or other agreement restricting post-employment conduct; or

(e) any compensation that the Corporation has promised or paid to Grantee is required to be forfeited and/or repaid to the Corporation pursuant to applicable regulatory requirements;

the Corporation may cancel all or any portion of this award with respect to the RSUs subject to restrictions on Disposition and/or require repayment of any shares (or the value thereof) or amounts which were acquired from the award. The Corporation shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 5.6, and, in such event, the portion of this award that shall be cancelled and the sums or amounts that shall be repaid.

5.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed.

5.8 Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

5.9 Waiver. The Grantee acknowledges that a waiver by the Corporation of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

THE BANK OF NEW YORK MELLON CORPORATION

By:
[Name/Title]

GRANTEE

By:
[Name]